EXHIBIT 23.2
EXPERT CONSENT

April 15, 2008

Sky Petroleum, Inc.

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re: Sky Petroleum, Inc.

This letter is being filed as the consent of Energy Service Group Dubai to being named in Annual Report of Sky Petroleum, Inc. (the “Company”) dated March 15, 2008 and to the inclusion by reference to the report prepared by us (“Report”) and of extracts from or a summary of the Report in the written disclosure contained in the Annual Report or any other documents incorporated by reference therein.

We hereby confirm that we have read the written disclosure of the Report and extracts from or a summary of the Report contained in the Annual Report and have no reason to believe that there are any misrepresentations in the information contained therein that (i) are derived from the Report, or (ii) are within the knowledge of the undersigned as a result of the services performed by the undersigned in connection with the Report.

We hereby expressly consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company's Form 10-KSB, filed on December 31, 2007, and any amendment thereto. Also, we hereby consent to the incorporation by reference of this consent into the Company's Registration Statement on Form S-8, pertaining to various employee benefit plans, (No. 333-140898).

Sincerely,

ENERGY SERVICE GROUP DUBAI

/s/ Ian Baron

Ian Baron
Partner

Location: Dubai, United Arab Emirates
Date: April 15, 2008